HON INDUSTRIES                                         P.O. Box 1109, Muscatine, Iowa  52761-0071

News Release

FOR INFORMATION CONTACT:  Jerald K. Dittmer, Vice President & CFO (563) 264-7400
Melinda C. Ellsworth, Vice President, Treasurer and Investor Relations (563) 264-7406

HON INDUSTRIES Announces Results for
First Quarter - Fiscal 2004

MUSCATINE, Iowa (April 21, 2004)-HON INDUSTRIES Inc. (NYSE: HNI) today announced sales of $464.0 million and net income of $22.4 million for the first quarter ending April 3, 2004.

Consolidated net sales for the first quarter increased 18.4 percent to $464.0 million, compared to $392.0 million for the same quarter last year.  The Company experienced strong growth in both its office furniture and hearth products segments.  On January 5, 2004, the Company completed the acquisition of Paoli Inc. a leading provider of wood case goods and seating.  Sales from Paoli accounted for approximately one-third of the revenue increase for the quarter.

Net income was $22.4 million compared to $15.9 million in the same period in 2003.  Net income per share was $0.38 per diluted share compared to $0.27 per diluted share in first quarter 2003, an increase of 40.7 percent.  The Company's effective tax rate in 2004 is 36 percent compared to 35 percent in 2003 due to increased state taxes and a reduced benefit from federal and state tax credits.  "We are pleased with our strong first quarter results which are a result of an improving economy and the hard work of our dedicated member-owners," stated Jack Michaels, HON INDUSTRIES Chairman and CEO.

Gross margins for the first quarter increased to 36.6 percent from 35.5 percent for the same quarter last year.  "This improvement is due to benefits from restructuring initiatives, our rapid continuous improvement program, volume leverage, and new products, partially offset by material cost increases," said Mr. Michaels.

Total selling and administrative expenses, including restructuring charges, for the quarter were flat, as a percent of sales, compared to first quarter 2003.  Included in first quarter 2004 were incremental investments of approximately $3 million in brand building and selling initiatives, increased freight and distribution costs of $6 million due to volume, rate increases and fuel surcharges, and current period restructuring charges of $.5 million related to the 2003 closure and consolidation of two office furniture facilities, as well as the selling and administrative costs of the new acquisition.

Cash flow from operations for the first three months increased to $18.3 million compared to $7.9 million last year due to improved operating results.  Consistent with prior years, cash was disbursed in the first quarter for the annual payment of marketing programs and the funding of the defined contribution retirement plan.  Capital expenditures decreased from $14.5 million in 2003 to $6.1 million in 2004.  The Company completed the acquisition of Paoli Inc. and a small hearth distributor for a total of $85.5 million during the first quarter of 2004.  The Company repurchased 441,200 shares of its common stock at a cost of approximately $16.5 million during the first quarter compared to $10.8 million in the same period in 2003.  During the first quarter of 2004 the company paid off $26.1 million of convertible debentures related to a previous hearth acquisition which reduced interest expense for the quarter.  The Company's cash position remains strong and totaled $84.9 million, including short-term investments, at April 3, 2004.

Office Furniture

For the quarter, sales for HON INDUSTRIES' office furniture segment increased 18.6 percent to $349.7 million from $294.9 million for the same quarter last year.  The Paoli acquisition accounted for approximately 8.5 percentage points of the increase in office furniture sales and has a cost structure similar to the Company's existing office furniture segment.  "Our significant revenue improvement was driven by continued improvement in the economy and the market and market share gains by all of our brands," stated Stan Askren, HON INDUSTRIES President.  The Business and Institutional Furniture Manufacturer's Association (BIFMA) reported shipments for the first two months virtually flat compared to the prior year.  Operating profit prior to unallocated corporate expenses increased to $31.7 million compared to $25.2 million for the same quarter last year.  Operating profit as a percent of net sales increased to 9.1 percent versus 8.5 percent in 2003.  The increase in operating margins is a result of gross profit improvements due to increased volumes, new products, and benefits received from restructuring initiatives and the rapid continuous improvement program, offset by additional investments in brand building and selling initiatives and increased freight expense and steel costs.

Hearth Products

For the quarter, net sales for the hearth products segment increased 17.8 percent to $114.4 million from $97.1 million last year.  This growth is attributable to strong housing starts, growth in market share in both the new construction and retail channels, strengthening alliances with key distributors and dealers, innovative new proprietary product introductions, as well as a price increase.  Operating profit prior to unallocated corporate expenses was $10.6 million compared to $5.8 million in 2003.  Operating profit as a percent of net sales increased to 9.3 percent versus 6.0 percent for 2003.  Improved profitability was the result of leveraging fixed costs over a higher sales volume, and a stronger mix of sales through owned distribution.  "Our hearth products business with its well established brands and innovative new products continues to deliver strong results and gain market share," said Mr. Askren.

2004 Outlook

"While we are cautiously optimistic that our volumes will remain strong, we are faced with cost pressures on  material and freight," said Mr. Askren.  The Company began to experience increases in steel and other material costs during the end of first quarter but will see a more significant impact in second quarter.  "We have announced selective price increases to offset a portion of these costs, however, they will not be effective until third quarter as we honor contracts with our customers and allow them time to prepare for the increases," stated Mr. Askren.

The Company continues its focus on creating long-term shareholder value by growing its businesses through aggressive investment in building brands, enhancing its strong member-owner culture and remaining focused on its rapid continuous improvement programs to build best total cost.

Conference Call

HON INDUSTRIES will host a conference call on Wednesday, April 21, 2004, at 10:00 a.m. CDT to discuss first quarter fiscal 2004 results.  To participate, call the conference call line at 888-273-9885.  A replay of the conference call will be available until Wednesday, April 28, 2004.  To access this replay, dial 800-475-6701, access code 725012.  A link to the simultaneous web cast can be found on the company's website at www.honi.com.

HON INDUSTRIES Inc. provides products and solutions for the home and workplace environments and is the second largest office furniture manufacturer in the United States.  HON INDUSTRIES is also the nation's leading manufacturer and marketer of gas- and wood-burning fireplaces.  The company's strong brands, including HON®, Allsteel®, Gunlocke®, Paoli®, Heatilator® and Heat-N-Glo®, have leading positions in their markets. HON INDUSTRIES is committed to maintaining its long-standing corporate values of integrity, financial soundness and a culture of service and responsiveness. By doing so, the company was recognized for the sixth consecutive year as one of the 400 Best Big Companies in America by Forbes Magazine in 2004, and one of America's Most Admired Companies in the furniture industry by Fortune Magazine in 2004, and as one of the Best Managed Companies in America by Forbes Magazine in 2004.  HON INDUSTRIES' common stock is traded on the New York Stock Exchange under the symbol HNI.  More information can be found on the Company's website at http://www.honi.com.

Forward-looking Statements

Statements in this news release that are not strictly historical, including statements as to plans, objectives, and future financial performance, are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks, which may cause the Company's actual results in the future to differ materially from expected results.  These risks include, among others: the Company's ability to realize financial benefits (a) from its price increases, (b) from its cost containment and business simplification initiatives, (c) from its investments in new products and brand building, and (d) from its investments in distribution and rapid continuous improvement; lower than expected demand for the Company's products due to uncertain political and economic conditions and lower industry growth than expected; competitive pricing pressure from foreign and domestic competitors; higher than expected material costs; and other factors described in the Company's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q.

###

HON INDUSTRIES Inc.

Unaudited Condensed Consolidated Statement of Operations

	Three Mon	ths Ended
(Dollars in thousands, except per share data)
	Apr. 3, 2004	Mar. 29, 2003
Net sales	$464,037	$391,971
Cost of products sold	294,275	252,841
Gross profit	169,762	139,130
Selling and administrative expenses	134,580	114,426
Restructuring and impairment charges	520	-
Operating income

	34,662	24,704
Interest income	725	821
Interest expense	370	1,086
Income before income taxes	35,017	24,439
Income taxes	12,606	8,554
Net income	$22,411	$15,885
Net income per common share (basic and diluted)	$0.38	$0.27
Average number of common shares outstanding - basic	58,240,221	58,317,275
Average number of common shares outstanding - diluted	58,690,281	58,581,531

Unaudited Condensed Consolidated Balance Sheet

Assets			Liabilities and Shareholders' Equity
	As of			As of
	Apr. 3,	Jan. 3,		Apr. 3,	Jan. 3,
(Dollars in thousands)	2004	2004		2004	2004
Cash and cash equivalents	$80,889	$138,982	Accounts payable and
Short-term investments	4,001	65,208	accrued expenses	$172,940	$211,236
Receivables	189,983	181,459	Income taxes	12,366	5,958
Inventories	58,835	49,830	Note payable and current
Deferred income taxes	14,531	14,329	maturities of long-term debt	491	26,658
Prepaid expenses and			Current maturities of other
other current assets	14,437	12,314	long-term obligations	4,140	1,964
Current assets	$362,676	$462,122	Current Liabilities	189,937	245,816

			Long-term debt	2,591	2,690
			Capital lease obligations	1,344	1,436
Property and equipment - net	326,376	312,368	Other long-term liabilities	24,991	24,262
Goodwill	202,462	192,086	Deferred income taxes	38,724	37,733
Other assets	84,922	55,250
			Shareholders' equity	718,849	709,889
			Total liabilities and
Total assets	$976,436	$1,021,826	shareholders' equity	$976,436	$1,021,826

Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended
(Dollars in thousands)	Apr. 3, 2004	Mar. 29, 2003
Net cash flows from (to) operating activities	$ 18,255	$ 7,910
Net cash flows from (to) investing activities:
Capital expenditures	(6,090)	(14,489)
Acquisition spending	(85,488)	-
Other	61,702	(5,367)
Net cash flows from (to) financing activities	(46,472)	(27,677)
Net increase (decrease) in cash and cash equivalents	(58,093)	(39,623)
Cash and cash equivalents at beginning of period	138,982	139,165
Cash and cash equivalents at end of period	$ 80,889	$ 99,542

Unaudited Business Segment Data

	Three Months Ended
(Dollars in thousands)	Apr. 3, 2004	Mar. 29, 2003
Net sales:
Office furniture	$349,671	$294,867
Hearth products	114,366	97,104
	$464,037	$391,971
Operating profit:
Office furniture
Operations before restructuring charges	$32,181	$25,193
Restructuring and impairment charges	(520)	-
Office furniture - net	31,661	25,193
Hearth products	10,639	5,814
Total operating profit	42,300	31,007
Unallocated corporate expense	(7,283)	(6,568)
Income before income taxes	$35,017	$24,439
Depreciation and amortization expense:

Office furniture	$11,676	$11,493
Hearth products	4,184	3,646
General corporate	1,452	1,143
	$17,312	$16,282
Capital expenditures:
Office furniture	$3,291	4,553
Hearth products	2,343	6,547
General corporate	456	3,389
	$6,090	$14,489
	As of	As of
Identifiable assets:	Apr. 3, 2004	Mar. 29, 2003
Office furniture	$499,005	$456,321
Hearth products	307,588	302,741
General corporate	169,843	183,080
	$976,436	$942,142